UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) : April 18, 2006

RICHARDSON ELECTRONICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	0-12906	36-2096643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

40W267 Keslinger Road, P.O. Box 393, LaFox, Illinois	60147-0393
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (630) 208-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On April 18, 2006, the Company received a Nasdaq Staff Determination Letter indicating that the Company is subject to potential delisting by April 27, 2006 from The Nasdaq Stock Market because it is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s previously announced inability to timely file its Form 10-Q for the quarter ended March 4, 2006.

The Company intends to request a hearing before a Nasdaq Listing Qualifications Panel to appeal the Nasdaq Staff’s notification and request continued listing, which will stay the delisting until the appeal has been heard and the panel has rendered its decision. There can be no assurance the Panel will grant the Company’s request for continued listing.

As previously announced, the filing of the Company’s Form 10-Q for the quarter ended March 4, 2006 has been delayed due to the Company’s ongoing evaluation of accounting errors. The Company intends to file the report on Form 10-Q for that period as soon as possible, and, if required, to file any amended periodic reports relating to prior periods as soon as practicable after completing its analysis of the impact of the accounting errors on those periods.

A copy of the press release announcing the receipt of the delisting notice is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release of Richardson Electronics, Ltd. regarding Nasdaq Notice of Delisting dated April 19, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICHARDSON ELECTRONICS, LTD.

Date: April 20, 2006	By:	/s/ David J. DeNeve
	Name:	David J. DeNeve
	Title:	Senior Vice President and Chief Financial Officer